        EXHIBIT 10.1
AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of April 23, 2025 by and among Autodesk, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, $0.01 par value, of the Company (the Common Stock”) totaling, in the aggregate, 2,000,000 shares, or approximately 0.9% of the Common Stock issued and outstanding on the date hereof;
WHEREAS, Starboard submitted a letter to the Company dated March 20, 2025 (the “Nomination Notice”) nominating candidates for election to the Board of Directors (the “Board”) at the 2025 annual meeting of stockholders of the Company (the “2025 Annual Meeting”);
WHEREAS, concurrently with the execution of this Agreement, the Company and Starboard are entering into an information sharing agreement (the “Information Sharing and Discussion Agreement”) to enable the Company to share confidential information regarding certain upcoming Company announcements; and
WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board of the Company and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Appointments and Related Agreements.
(a)Board Appointments
(i)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions immediately following the conclusion of the 2025 Annual Meeting to appoint Jeff Epstein and Anna Christine Simons (each a “New Director”, and collectively the “New Directors”) for terms expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The Company shall use its reasonable best efforts to hold the 2025 Annual Meeting no later than June 18, 2025.

(ii)If any New Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 0.5% of the Company’s then-outstanding Common Stock and 1,065,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee shall be referred to as a “Replacement Director” and if and when such person becomes a director of the Company in accordance with this Section 1(a)(ii), such person shall be deemed a New Director for purposes of this Agreement). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) and all applicable rules of the Securities and Exchange Commission (the “SEC”) listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) not be an affiliate or employee of Starboard. The Corporate Governance and Nominating Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such Replacement Director meets the foregoing criteria within ten (10) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Corporate Governance and Nominating Committee. The Company shall use its reasonable best efforts to conduct the background check and any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case with respect to the interview(s), assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event that the Corporate Governance and Nominating Committee does not accept a person recommended by Starboard as the Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Corporate Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Corporate Governance and Nominating Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Replacement Director is elected to the Board. Subject to Nasdaq rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, the other New Director, or if there is no such other New Director serving on the Board at such time, another then existing director designated by Starboard, will serve as an interim member of such applicable committee.
(iii)During the period commencing with the date of this Agreement through the 2025 Annual Meeting, the Board and all applicable committees of the Board shall not increase the size of the Board to more than thirteen (13) directors without the prior written consent of Starboard (provided, for the avoidance of doubt, that the size of the Board shall automatically decrease to twelve (12) directors upon conclusion of the 2025 Annual Meeting and such Board will include the New Directors). During the period commencing upon the conclusion of the 2025 Annual Meeting through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than twelve (12) directors without the prior written consent of Starboard.
(iv)The Company agrees that each of the New Directors may attend and participate in any meeting (whether such meeting is held in person, telephonically or otherwise) of the Board held from the date of this Agreement until the appointment of each such New Director to the Board (the “Observer Period”) as a non-voting observer (each an “Observer” and collectively, the “Observers”). Each of the Observers shall receive copies of all documents distributed to the Board during the Observer Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board (except to the extent any such materials are privileged as determined by the Board in good faith).
(v)Effective as of the date hereof, Starboard on behalf of itself and its Affiliates and Associates, hereby irrevocably withdraws the Nomination Notice and each director nomination set forth therein.
(b)Board Committees.
(i)Immediately following the appointment of the New Directors, the Board and all applicable committees of the Board shall take all necessary actions to appoint each of the New Directors to at least one (1) standing committee of the Board.
(ii)Without limiting the foregoing, the Board and all applicable committees of the Board shall give each of the New Directors the same due consideration for membership to each committee of the Board, including any new committee(s) and subcommittee(s) that may be established, as any other independent director.
(c)Additional Agreements.
(i)Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii)During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).
(iii)Starboard shall appear in person or by proxy at the 2025 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2025 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2025 Annual Meeting; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2025 Annual Meeting (other than proposals relating to the appointment, election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s shareholders during the Standstill Period and vote all shares of Common Stock beneficially owned by Starboard at such meeting in accordance with the Board’s recommendation solely with respect to any proposal(s) relating to the appointment, election or removal of directors. For the avoidance of doubt, Starboard shall be permitted to vote in its discretion on any proposal of the Company in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.
(iv)Starboard acknowledges that, prior to the date of this Agreement, each New Director and prior to any appointment, each Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company, including consent to the Company’s customary background check.
(v)Starboard acknowledges that all directors (including the New Directors) are (A) governed by, and required to comply with, all guidelines, codes and policies with respect to service on the Board and (B) required to keep all Company confidential information and not disclose to any third parties (including Starboard) any discussions, matters or materials of the Board.
(vi)The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than in connection with the appointment of the New Directors following the execution of this Agreement, to determine, in connection with their initial appointment as directors, that each of the New Directors is deemed to be (A) a member of the “Incumbent Board” or a “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures, including, without limitation, the Company’s Executive Change in Control Program, 2012 Employee Stock Plan, 2012 Outside Directors' Stock Plan, 2022 Equity Incentive Plan, and Employment Agreement with Andrew Anagnost, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures, including, without limitation, the Company’s

Executive Change in Control Program, 2012 Employee Stock Plan, 2012 Outside Directors' Stock Plan, 2022 Equity Incentive Plan, and Employment Agreement with Andrew Anagnost.
2.Standstill Provisions.
(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2026 Annual Meeting pursuant to the Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2025 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:
(i)engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;
(ii)form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(iii)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;
(iv)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2026 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;
(v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of stockholders;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;
(vii)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or
(viii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.
(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore.
(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any New Director (or a Replacement Director, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.
3.Representations and Warranties of the Company.
The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, (d) prior to the Board appointing any New Directors as directors pursuant to this Agreement, the Board is composed of thirteen (13) directors and there are no vacancies on the Board, (e) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (f) as of the date hereof, other than the terms of this Agreement, the Company has not provided Starboard with any material, non-public information regarding the Company in the course of its discussions and Starboard has no duty to the Company or its representatives that would restrict Starboard or any of its representatives from purchasing, selling or otherwise trading securities of the Company in compliance with applicable securities laws (provided, for the avoidance of doubt, that Starboard acknowledges that material non-public information regarding the Company may be shared with Starboard pursuant to the Information Sharing and Discussion Agreement).
4.Representations and Warranties of Starboard.
Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own 2,000,000 shares of Common Stock, and (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement, and (g) except as disclosed in the Nomination Notice, Starboard has not agreed to, directly or indirectly, compensate or agree to compensate, and will not, directly or indirectly, compensate or agree to compensate, any New Director for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.
5.Press Release.
Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party, except as required by law or applicable stock exchange listing rules. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing or with the prior written consent of the other Party.
6.Specific Performance.
Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.
7.Expenses.
The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company from August 1, 2024 through the date of this Agreement, including, but not limited to, its preparation and delivery of the Nomination Notice and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate.
8.Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
9.Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:
If to the Company:
Autodesk, Inc.
One Market Street, Suite 400
San Francisco, CA 94105
Attention:    Ruth Ann Keene
E-mail:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention:    Sebastian Alsheimer
        Richard Blake
Email:        salsheimer@wsgr.com
rblake@wsgr.com

If to Starboard or any member thereof:
Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:    Jeffrey C. Smith
    Lindsey Cara
Email:

with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Andrew Freedman, Esq.
    Meagan Reda, Esq.
Email:    afreedman@olshanlaw.com
    mreda@olshanlaw.com

10.Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, from the date of this Agreement until the earlier of (x) at 9:00 p.m. E.T. the day following the Company’s previously announced 2025 Investor Day, or (y) until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12 (the “Mutual Non-Disparagement Period”), each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. The restrictions in this Section 12 shall not (a) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.
13.Securities Laws.
Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.
This Agreement and the Information Sharing and Discussion Agreement contain the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or in the Information Sharing and Discussion Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except Section 12, which shall terminate at the end of the Mutual Non-Disparagement Period, and provisions of Sections 6 through 11 and Sections 13 through 14, which shall survive such termination.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

AUTODESK, INC.

By:	/s/ Andrew Anagnost
	Name:	Andrew Anagnost
	Title:	Chief Executive Officer

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,
its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP,
its general partner

STARBOARD VALUE L LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD X MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

[Signature Page to Agreement]

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Individually and as attorney-in-fact for Peter A. Feld
[Signature Page to Agreement]

Exhibit A

Press Release
[see attached]